EXHIBIT 23.03

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-4 of Southern California Bancorp of our report dated March 24, 2023 relating to the 2022 consolidated financial statements of California BanCorp included in the Form 10-K of California BanCorp for the year ended December 31, 2023, and to the reference to us under the heading “Experts” in the Form S-4 related to the 2022 consolidated financial statements.

/s/ Crowe LLP
Crowe LLP
Sacramento, California
May 15, 2024